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                     STRUCTURED ASSET SECURITIES CORPORATION
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-2


                                 TERMS AGREEMENT


                                                         Dated: January 26, 2005


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of January 1, 2005 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2005-2.

Terms of the Series 2005-2 Certificates: Structured Asset Securities Corporation, Series 2005-2 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A2X1, Class A2X2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class B7, Class BX, Class B8, Class B9, Class B10, Class P and Class R Certificates (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A2X1, Class A2X2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class B7, Class BX and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class A2X1, Class A2X2 and Class R Certificates be rated "AAA" by Standard & Poor's, A Division of the McGraw-Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2 Certificates be rated "AA" by S&P and "Aa3" by Moody's; the Class B3 Certificates be rated "A+" by S&P and "A2" by Moody's; the Class B4 Certificates be rated "A" by S&P and "A3" by Moody's; the Class B5 Certificates be rated "BBB+" by S&P and "Baa2" by Moody's; the Class B6 and Class BX Certificates be rated "BBB-" by S&P and "Baa3" by Moody's; and the Class B7 Certificates be rated "BBB-" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts (or notional amounts) and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in
Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: January 1, 2005.

Closing Date: 10:00 A.M., New York time, on or about January 28, 2005. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.




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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                              LEHMAN BROTHERS INC.


                                              By:  _____________________________
                                                   Name:  Stanley P. Labanowski
                                                   Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:  _____________________________
     Name:  Michael C. Hitzmann
     Title: Vice President








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
                                          Schedule 1
                                          ----------



                             Initial Certificate
                           Principal (or Notional)         Certificate         Purchase Price
            Class                 Amount(1)               Interest Rate          Percentage
            -----                 ---------               -------------          ----------
              A1                $ 153,443,000             Adjustable(2)              100%
              A2                $ 148,000,000             Adjustable(3)              100%
             A2X1               $ 148,000,000             Adjustable(4)              100%
             A2X2               $ 148,000,000             Adjustable(5)              100%
              B1                $   6,972,000             Adjustable(3)              100%
              B2                $   1,945,000             Adjustable(3)              100%
              B3                $   3,567,000             Adjustable(3)              100%
              B4                $   1,459,000             Adjustable(3)              100%
              B5                $   2,432,000             Adjustable(3)              100%
              B6                $     972,000             Adjustable(3)              100%
              B7                $     810,000             Adjustable(2)              100%
              BX                $  17,347,000           Adjustable(2)(6)             100%
              R                          $100             Adjustable(2)              100%

__________
(1)  These balances are approximate, as described in the prospectus supplement.


(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.


(3) The Class A2, Class B1, Class B2, Class B3, Class B4, Class B5 and Class B6 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.25%, LIBOR plus 0.47%, LIBOR plus 0.52%, LIBOR plus 0.75%, LIBOR plus 0.78%, LIBOR plus 1.40% and LIBOR plus 2.25%, respectively, subject to the net funds cap as described in the prospectus supplement.


(4) The Class A2X1 Certificates are interest-only certificates that will bear interest at the greater of (i) 0.00% per annum and (ii) (x) the Net WAC minus (y) LIBOR plus 0.30% per annum for such Distribution Date based on a notional amount, as described in the prospectus supplement. The Class A2X1 Certificates will not be entitled to payments of principal.


(5) The Class A2X2 Certificates are interest-only certificates that will bear interest at the lesser of (i) 0.050% per annum and (ii) the greater of (a) 0.00% per annum and (b) the Net WAC minus the Class A2 interest rate. The Class A2X2 Certificates will not be entitled to payments of principal.


(6) The Class BX Certificates will be interest-only certificates. They will not be entitled to payments of principal and will be entitled to the interest accrued on each of its six components, as described in the prospectus supplement. The initial interest rate for the Class BX Certificates is approximately 0.974% per annum. However, due to the payment of subordinate floating rate certificate shortfalls by the Class BX Certificates to the Class B6 Certificates, the effective initial interest rate is approximately 0.942% per annum.